UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of earliest event reported:  January 25, 2023

Commission File Number	Exact name of registrants as specified in their charters, address of principal executive offices and registrants' telephone number	IRS Employer Identification Number
1-8841	NEXTERA ENERGY, INC.	59-2449419
2-27612	FLORIDA POWER & LIGHT COMPANY	59-0247775
700 Universe Boulevard
Juno Beach, Florida 33408
(561) 694-4000

State or other jurisdiction of incorporation or organization:  Florida

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Registrants	Title of each class	Trading Symbol(s)	Name of each exchange on which registered
NextEra Energy, Inc.	Common Stock, $0.01 Par Value	NEE	New York Stock Exchange
	5.279% Corporate Units	NEE.PRP	New York Stock Exchange
	6.219% Corporate Units	NEE.PRQ	New York Stock Exchange
	6.926% Corporate Units	NEE.PRR	New York Stock Exchange

Florida Power & Light Company	None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

SECTION 7 - REGULATION FD

Item 7.01 Regulation FD Disclosure.

NextEra Energy, Inc. (NEE or we) and Florida Power & Light Company (FPL) are furnishing the following statement to be made by the Chairman, President and Chief Executive Officer of NEE during NEE’s webcast report on its fourth-quarter and full-year 2022 financial results on the date of this report:

As a reminder, we reported last quarter that we were reviewing allegations of Florida state and federal campaign finance law violations raised in media articles and a related complaint filed in October 2022 with the Federal Election Commission. Our review of information reasonably available to us is now substantially complete. Regarding the Florida allegations, based on information in our possession, we believe that FPL would not be found liable for any of the Florida campaign finance law violations as alleged in the media articles. With respect to the FEC complaint, you may recall that it was filed by a special interest group and primarily relies on media articles to allege certain violations of the Federal Election Campaign Act by various parties, including, by implication, FPL. The FEC process is a confidential, civil administrative process, with an investigation only commencing if the FEC votes to do so, which decision likely will not occur until late this year. We plan to file our response seeking dismissal of the complaint in the next few weeks and do not believe it is appropriate for a complaint such as this to move forward. The total amount of contributions referenced in the complaint is less than $1.3 million and we do not expect that allegations of federal campaign finance law violations taken as a whole would be material to us.

SECTION 8 - OTHER EVENTS

Item 8.01 Other Events

(b) The following risk factor is filed herewith:

Allegations of violations of law by FPL or NEE have the potential to result in fines, penalties, or other sanctions or effects, as well as cause reputational damage for FPL and NEE, and could hamper FPL’s and NEE’s effectiveness in interacting with governmental authorities

FPL’s and NEE’s business and reputation could be adversely affected by allegations that FPL or NEE has violated laws, by any investigations or proceedings that arise from such allegations, or by ultimate determinations of legal violations. For example, media articles have been published that allege, among other things, Florida state and federal campaign finance law violations by FPL. These articles are referenced in a complaint subsequently filed with the Federal Election Commission (FEC) that alleges certain violations of the Federal Election Campaign Act. FPL and NEE cannot guarantee that the FEC complaint process will not ultimately result in a finding that FPL or NEE violated federal campaign finance or other laws, that applicable federal or state governmental authorities may not investigate or take enforcement actions with respect to the allegations or assert that legal violations by FPL or NEE have occurred, or that violations may not ultimately be found by a court of competent jurisdiction or other authorities to have occurred.

In addition, notwithstanding the completion or pendency of any internal review or investigation by FPL or NEE of any allegations of legal violations, including of the allegations regarding campaign finance laws set forth in the media articles or FEC complaint, FPL and NEE cannot provide assurance that any of the foregoing will not result in the imposition of material fines, penalties, or otherwise result in other sanctions or effects on FPL or NEE, or will not have a material adverse impact on the reputation of NEE or FPL or on the effectiveness of their interactions with governmental regulators or other authorities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date:  January 25, 2023

NEXTERA ENERGY, INC.
(Registrant)

CHARLES E. SIEVING
Charles E. Sieving Executive Vice President & General Counsel

FLORIDA POWER & LIGHT COMPANY
(Registrant)

CHARLES E. SIEVING
Charles E. Sieving Executive Vice President
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